Exhibit 10.1

ACQUISITION AGREEMENT

by and among

ATIF HOLDINGS LIMITED,

GOLDCOIN LABS LIMITED,

and

COMPANY SHAREHOLDER

dated as of

July 30, 2026

i

SCHEDULES

Schedule 1.01(A)
Schedule 1.01(B)

EXHIBITS

Exhibit A Form of Lock-Up Agreement	A-1
Exhibit B Non-U.S. Person Representations	B-1

ii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of July 30, 2026 by and ATIF Holdings Limited, a British Virgin Islands (“BVI”) business company with limited liability (“ListCo”), and GoldCoin Labs Limited, a BVI business company with limited liability (the “Company”), and the sole shareholder of the Company set forth on the signature pages hereto as a “Company Shareholder” to this Agreement. ListCo, the Company, and the Company Shareholder are collectively referred to herein as the “Parties” and individually as a “Party” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, ListCo is a company listed on the Nasdaq Capital Market;

WHEREAS, the Company is a fintech company that transforms physical gold into programmable digital money through real-world asset tokenization (the “Business”);

WHEREAS, the Company Shareholder owns one hundred percent (100%) of the issued and outstanding Equity Securities of the Company (“Purchased Shares”) as of the date hereof;

WHEREAS, subject to the terms and conditions hereof and in accordance with the BVI Business Companies Act (As Revised) (“BVI Companies Act”), at the Closing, the Company Shareholder will transfer the Purchased Shares to the ListCo;

WHEREAS, as consideration, ListCo desires to issue to the Company Shareholder, in a transaction exempt from the registration requirements in reliance upon Regulation S promulgated under the Securities Act, a total of $20,000,000 worth of ListCo Ordinary Shares (as defined below).

WHEREAS, upon Closing (as hereinafter defined) of this Agreement, he Company Shareholder (as hereinafter defined) shall have entered into a lock-up agreement attached hereto as Exhibit A (each, a “Lock-up Agreement”).

WHEREAS, the board of directors of ListCo (the “ListCo Board”) has unanimously: (a) approved and declared advisable this Agreement and the other Ancillary Documents (as defined below), and (b) determined that this Agreement and the transaction contemplated by this Agreement and the other Ancillary Documents (the “Acquisition”) are in the best interest of ListCo and the ListCo Stockholders;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) approved this Agreement and the other Ancillary Documents to which it is a party and the Acquisition, and (b) determined that this Agreement, and such other Ancillary Documents and the Acquisition are in the best interest of Company; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions.

For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, examination, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Documents” means the Lock-Up Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in British Virgin Islands, New York, California and in the Dubai are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charters” means the memorandum and articles of association of the Company, as may be amended from time to time.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by ListCo on the date hereof.

“Company Employee” means each current and former employee, officer and director of the Company.

“Company Ordinary Share” means an ordinary share of the Company, par value $1.0 each, of the Company, with the rights and privileges as set forth in the Organizational Documents of the Company.

“Company Shareholder Approval” means the vote and/or consent of the Company Shareholder required to approve the Agreement and the other Ancillary Documents and the Acquisition, as determined in accordance with applicable Law and the Company Organizational Documents.

“Confidential Information” means, with respect to a Party, all confidential or proprietary documents and information concerning such Party or any of its Affiliates and its and their respective Representatives, disclosed by or on behalf of such Party (or any of its Representatives) to another Party (or any of its Representatives) in connection with this Agreement or any other Ancillary Document or the transactions contemplated hereby or thereby; provided, however, that Confidential Information shall not include any information which, (i) is or becomes generally available publicly not due to any disclosure in breach of this Agreement or (ii) at the time of the disclosure by such Party or its Representatives, was previously known by such receiving Party or its Representatives without violation of Law or any confidentiality obligation by such receiving Party or its Representatives.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other legally binding commitment.

“Data Security Requirements” means, with respect to a Party, all of the following, in each case to the extent relating to any Processing of any Personal Information or any IT Systems, any privacy, security or security breach notification requirements, or any matters relating to data privacy, protection or security, and applicable to such Party or any of its Subsidiaries, the conduct of their businesses, any IT Systems, or any Personal Information Processed by or on behalf of such Party or any of its Subsidiaries or any IT Systems: (i) applicable Laws, including Laws related to data privacy, data security, cybersecurity or national security; (ii) such Party’s and each of its Subsidiaries’ own respective internal and external rules, policies, and procedures; (iii) industry standards, requirements of self-regulatory bodies, and codes of conduct which such Party or any of its Subsidiaries purports to comply with or be bound by, or otherwise applicable to the industries in which any of them operate; and (iv) Contracts which such Party or any of its Subsidiaries is bound by or has made.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, registered capital, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” mean the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, acts of God, storms, floods, riots, fires, pandemics, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GAAP” means the accounting principles generally accepted in the United States of America consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, legislative, judicial, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal, and the governing body of any securities exchange or other self-regulating organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, and any amount required to redeem any redeemable securities, (b) the principal and interest components of capitalized lease obligations under GAAP or IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the unpaid Taxes for all taxable periods (or portions thereof) ending on or prior to the Closing Date, to the extent due and payable, calculated on a jurisdiction-by-jurisdiction basis in amounts not less than zero, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “seller notes”, (h) unpaid management fees, (i) unpaid bonus, severance and deferred compensation obligations (whether or not accrued), together with the employer portion of any payroll Taxes due on the foregoing amounts, (j) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Acquisition in respect of any of the items in the foregoing clauses (a) through (i), and (k) all Indebtedness of another Person referred to in clauses (a) through (j) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property, industrial property and proprietary rights anywhere in the world, including: (i) patents, patent applications, patent disclosures, invention disclosures, industrial designs, utility models, design patents and inventions (whether or not patentable), (ii) trademarks, service marks, trade names, trade dress, corporate names, logos, and other indicia of source or origin, and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights, works of authorship, moral rights, and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, (v) trade secrets, know-how and confidential information, and (vi) Software.

“IT Systems” means all software, computer systems, servers, networks, computer hardware and equipment, data processing, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals, and other information technology platforms, networks and systems that are owned or controlled by a Party or any of its Subsidiaries or used in the conduct of their businesses, in each case, whether outsourced or not, together with data and information stored or contained in, or transmitted by, any of the foregoing, and documentation relating to any of the foregoing.

“Knowledge” means, with respect to the Company, the knowledge that each of the individuals listed on Schedule 1.01(A) hereto actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports who were responsible for or involved in the matter in question and have actual knowledge of such matter; and with respect to ListCo, the knowledge that each of the individuals listed on Schedule 1.01(B) hereto actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports who were responsible for or involved in the matter in question and have actual knowledge of such matter.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, charge, deed of trust, pledge, license, covenant not to sue, option, right of first refusal, offer or negotiation, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“ListCo 5-Day VWAP” means the average of the daily volume-weighted average trading prices of ListCo Ordinary Shares for the consecutive five (5) Trading Days immediately prior to and including the Trading Day immediately preceding the date of this Agreement.

“ListCo Charter” means the amended and restated memorandum and articles of the ListCo.

“ListCo Disclosure Schedules” means the disclosure schedules delivered by ListCo to and accepted by the Company dated as of the date of this Agreement.

“ListCo Group Company” means each of ListCo and its Subsidiaries.

“ListCo Impairment Effect” means an event, circumstance, fact, change or development that has a Material Adverse Effect on the ability of ListCo to consummate the Acquisition, provided that, for purposes of the conditions to Closing applicable to the Company and the Company Shareholder, a ListCo Impairment Effect shall also include (i) the failure of ListCo to maintain the continuous listing of the ListCo Ordinary Shares on Nasdaq, (ii) any suspension, delisting or removal of the ListCo Ordinary Shares from Nasdaq, or (iii) any unresolved Nasdaq deficiency that would reasonably be expected to result in any such suspension, delisting or removal.

“ListCo Ordinary Share” means each ordinary share, par value US$0.001 per share, of ListCo.

“ListCo Organizational Documents” means the Organizational Documents of ListCo, as amended and/or restated (where applicable).

“ListCo Preferred Share” means each Class A preferred share, par value US$0.001 per share, of ListCo.

“ListCo Shareholders” means any holder of ListCo Ordinary Shares.

“Material Adverse Effect” means, with respect to a Party, an effect, development, circumstance, fact, change or event that (x) has a material adverse effect on such Party and its Subsidiaries, or the assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries in each case, taken as a whole or (y) prevents or materially impairs or delays, the ability of such Party and its Subsidiaries to consummate the Acquisition; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which such Party and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures), (e) the announcement or the execution of this Agreement, the pendency of the Acquisition, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Party and its Subsidiaries; (f) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other Force Majeure event; (g) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (h) any failure of the Party and its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, further, that any effect referred to in clauses (a), (b), (c), (d), (f) or (g) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on such Party and its Subsidiaries or the results of operations or financial condition of such Party and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which such Party and its Subsidiaries operate.

“Nasdaq” means The Nasdaq Stock Market LLC.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, stockholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or the ListCo Group Companies (as applicable).

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with the applicable accounting standards, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with the applicable accounting standards, (iv) leases, subleases and similar agreements with respect to the any real property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (vi) Liens (except with respect to Intellectual Property) that are not material to the Party in question, taken as a whole, (vii) non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the financial statements, (ix) Liens securing any indebtedness (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, and (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity.

“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority or arbitrator.

“Process” (or “Processing” or “Processed”) means any access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, interruption, performance of operations on, enhancement, aggregation, alteration, destruction, security or disposal of any data of information (including Personal Information), or any IT System.

“Related Party” means, with respect to a Party, (a) any member, stockholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of such Party or any of its Subsidiaries, (b) any director or officer of such Party or any of its Subsidiaries, in each case of clauses (a) and (b), excluding such Party or any of its Subsidiaries.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“SEC” or “Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Security Incident” means cyber or security incident with respect to any system (including IT Systems) or any data or information (including Personal Information), including any occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of any system or any data or information, and any incident of security breach or intrusion, or denial of service, or any unauthorized Processing of any IT System or any data or information, or any loss, distribution, compromise or unauthorized access to, or disclosure of, any of the foregoing.

“SEC Reports” mean all statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by ListCo prior to the date of this Agreement with the SEC pursuant to the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”)

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Software” means (i) software of any type, including computer programs, applications, middleware, software development kits, libraries, tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, games, software implementations of algorithms, models and methodologies, in each case, whether in source code or object code form, (ii) data and databases, and (iii) documentation related to any of the foregoing; together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including those controlled through a variable-interest-entity structure or other similar contractual arrangement, and those whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting principles.

“Tax” means any federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, commodity tax or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trading Day” means a day on which the principal Trading Market on which the ListCo Ordinary Shares are primarily listed or quoted is open for business.

“Trading Market” means any of the following markets or exchanges on which the ListCo Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Treasury Regulations” means the regulations promulgated under the Code.

Section 1.02 Construction.

(a) Unless expressly stated otherwise, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.

(b) Unless expressly stated otherwise, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless expressly stated otherwise, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) Any share number or per share amount referred to in this Agreement shall be appropriately adjusted to take into account any bonus share issue, share split, reverse share split, share dividend, reclassification, combination, exchange of shares, change or readjustment in change or similar event affecting the Company Ordinary Shares or the ListCo Common Stock after the date of this Agreement.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) The phrases “provided to” , “delivered to”, “furnished to,” or “made available to” a Party and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to that Party no later than 11:59 p.m. (Eastern Time) on the day prior to the date of this Agreement by delivery to that Party or its legal counsel via electronic mail or hard copy form.

(h) References to “$”, “dollar” or “US$” shall be references to United States dollars.

Article II THE ACQUISITION; CLOSING

Section 2.01 Closing. On the terms and subject to the conditions of this Agreement, the consummation of the Acquisition (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as ListCo and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date” with a deemed effective time of 12:01 AM EST.

Section 2.02 Consideration.

(a) Closing Consideration. Upon the terms and subject to the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, in consideration of the transfer of the Purchased Shares by the Company, on or prior to the Closing Date, ListCo shall issue to Company Shareholder ListCo Ordinary Shares, in a number equal to the quotient of $20,000,000 divided by ListCo 5-Day VWAP (the “Consideration”).

(b) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional of ListCo Ordinary Shares shall be issued in connection with the Acquisition, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Ordinary Shares who would otherwise be entitled to receive a fraction of ListCo Ordinary Share shall not receive such fraction, and shall instead receive such amount rounded up to the nearest whole number of ListCo Ordinary Shares.

(c) Adjustment to Consideration. The ListCo Ordinary Shares issuable pursuant to Section 2.02(a) shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into ListCo Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of the ListCo Ordinary Shares outstanding after the date hereof and prior to the Closing Date so as to provide the Company Shareholder with the same economic effect as contemplated by this Agreement prior to such event

Section 2.03 Delivery of the Purchased Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, in consideration of the Consideration to be received by Company Shareholder, on or prior to the Closing Date as scheduled hereunder, Company Shareholder shall cause the delivery to the ListCo of such document or documents, satisfactory to the ListCo, evidencing the enforceable and irrevocable transfer to the ListCo of all Purchased Shares (whether in physical certificate form, electronic transfer form or otherwise)

Section 2.04 Withholding Rights. Each of the Parties and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. ListCo, the Company or their respective Affiliates or Representatives, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to ListCo as follows, subject to the exceptions set forth in the Company Disclosure Schedule (provided that the Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement, and the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections of this Agreement only to the extent it is reasonably apparent that such disclosure is applicable to such other sections and subsections), as of the date hereof and as of the date of the Closing:

Section 3.01 Corporate Organization of the Company. The Company is a private limited company duly incorporated, validly existing and in good standing under the Laws of British Virgin Islands and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct the Business as it is now being conducted. The Company has made available to ListCo true and correct copies of the Organizational Documents of the Company as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company.

Section 3.02 Reserved.

Section 3.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 3.04 or Section 3.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Acquisition. The execution, delivery and performance of this Agreement and such other Ancillary Documents and the consummation of the Acquisition have been duly authorized by the Company Board and the Company Shareholder, and other than the consents, approvals, authorizations and other requirements described in Section 3.04 or Section 3.05, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Ancillary Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each other Ancillary Document to which the Company is a party has been or will be (when executed and delivered by the Company) duly and validly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Ancillary Document constitutes or will constitute, a valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 3.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 3.05, the execution, delivery and performance by the Company of this Agreement and the other Ancillary Documents to which it is or will be a party and the consummation by the Company of the Acquisition do not and will not, (a) contravene or conflict with, or trigger security holders’ right that have not been duly waived under, the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law, Business Permit or Governmental Order binding upon or applicable to the Company or any of its assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company (other than any Permitted Liens), except in the case of clauses (b), (c) or (d) above as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the ListCo contained in this Agreement and the other Ancillary Documents to which the Company is or will be a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, the “Authorizations”) is required on the part of the Company with respect to each of its execution, delivery and performance of this Agreement and the other Ancillary Documents to which it is or will be a party and the consummation by the Company of the Acquisition, except for (i) any Authorization the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (ii) the filing of any documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Ancillary Documents or the Acquisition, (iv) any other matters necessitated by ListCo being a member of the Nasdaq and (iv) the Company Shareholder Approval.

Section 3.06 Capitalization.

(a) As of the date of this Agreement, the total outstanding Equity Securities of the Company are described in the Company Disclosure Schedule. The issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) to the Knowledge of the Company are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Ancillary Documents).

(b)   Except as disclosed in the Company Disclosure Schedule, there are no outstanding options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as disclosed in the Company Disclosure Schedule, (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, and (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholder may vote.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since July 31, 2025 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 3.07 Reserved.

Section 3.08 Sufficiency of Assets. The assets, properties and rights of the Company on the Closing Date constitute all of the material assets (real, personal, tangible, intangible or otherwise) used or held for use in the Business as it is currently operated, and are sufficient in all material respects to conduct and operate the Business from and after the Closing Date in substantially similar manner as currently conducted.

Section 3.09 Financial Statements; Absence of Changes.

(a) The Company has made available to ListCo copies of the balance sheet as of December 31, 2025 and 2024, and the statements of operations, of changes in shareholders’ equity and of cash flows for the years ended December 31, 2025 and 2024 (the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position of the Company as of the date and for the period indicated in such Financial Statements, and the results of their operations and cash flows for the periods indicated in such Financial Statements

(c) The Company has established and maintained systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all material transactions are executed in accordance with management’s authorization, and (ii) all material transactions are recorded as necessary to permit preparation of proper and accurate financial statements and to maintain accountability for the Company’s assets. Except as disclosed in the Company Disclosure Schedule, none of the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (ii) any claim or allegation regarding any of the foregoing.

(d) Since December 31, 2025, through and including the date of this Agreement, no Material Adverse Effect on the Company has occurred.

Section 3.10 Undisclosed Liabilities. The Company does not have any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2025 in the ordinary course of business of the Company (none of which are liabilities, debts, or obligations resulting from or arising out of a breach of contract, breach of warranty, tort, violation of Law, or infringement or misappropriation), (c) incurred or arising under or in connection with the Acquisition, including expenses related thereto, (d) that are executory obligations under Contracts (excluding any liabilities arising from a breach of Contracts), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.11 Litigation and Proceedings. There are no, and during the last two years, there have been no pending or, to the Knowledge of the Company, threatened Actions by or against the Business, the Company that, if adversely decided or resolved, had, or would reasonably be expected to result in a Material Adverse Effect. There is no Governmental Order imposed upon the Business, the Company that would reasonably be expected to result in a Material Adverse Effect. The Company is not party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in Material Adverse Effect. To the Knowledge of the Company, there are no inquiries or investigations of Governmental Authority or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of Company or any of its Subsidiaries or any malfeasance by any officer or director of Company.

Section 3.12 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as disclosed in the Company Disclosure Schedule, the Business is, and during the last two (2) years has been, conducted in compliance with all applicable Laws in all material respects. The Company has not received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years with respect to the Business, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company holds all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the Business (the “Business Permits”), except for any failure to hold any Business Permits which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Business is in compliance with and not in default under such Business Permits, in each case except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)   Neither the Company nor to the Knowledge of the Company, any Representative acting on behalf of the Company, is or has been (i) identified on any sanctions-related list of restricted or blocked persons, including the list of Specially Designated Nationals and Blocked Persons maintained by the OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury of the United Kingdom, and the Consolidated List of Persons, Groups, and Entities Subject to EU Sanctions; (ii) organized, resident, or located in any country that is itself the subject of U.S. or applicable non-U.S. economic sanctions; or (iii) owned or controlled by any persons described in clause (i) or (ii).

(c) The Company and, to the Knowledge of the Company, the Representatives acting on behalf of the Company, are and in the last two (2) years have been in material compliance with applicable Laws relating to economic or financial sanctions (including those administered by OFAC, His Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state).

Section 3.13 Contracts; No Defaults.

(a) For purposes of this Agreement, “Specified Contracts” shall mean all Contracts described below in this Section 3.13(a) that remain in effect as of the date of this Agreement and to which, as of the date of this Agreement, the Company is a party: each Contract that is (i) material and related to the conduct and operations of its Business and properties; (ii) material and involve any of the officers, consultants, directors, employees or stockholders of the Company; or (iii) involving the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person. For purposes of this Section 3.13(a), “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either: (x) having an aggregate value, cost or amount in excess of US$2,000,000 within any 12-month period or (y) not terminable by the Company upon ninety (90) days’ or less notice without incurring any penalty or obligation.

(b)   Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not be reasonably expected to be material to the business of the Company, taken as a whole, each Specified Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not be reasonably expected to be material to the business of the Company, taken as a whole, the Company has performed in all respects all respective obligations required to be performed by them to date under the Contracts and (x) neither the Company, nor, to the Knowledge of the Company any other party thereto is in breach of or default under any Specified Contract, (y) during the last twelve (12) months, the Company has not received any written claim or written notice of termination or breach of or default under any Specified Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Specified Contract by the Company or, to the Company’s Knowledge, any other party thereto (in each case, with or without notice or lapse of time or both).

(c) Other than in the ordinary course of business, none of the top five largest customers and suppliers of the Business, taken as a whole, based on dollar amount of revenue and cost respectively for the fiscal year ended December 31, 2025 (collectively, the “Top Customers/Suppliers”), has terminated, or to the Knowledge of the Company, given notice that it intends to terminate any of its business relationship with the Business. There has been no material dispute or controversy or, to the Knowledge of the Company, threatened material dispute or controversy between the Business, on the one hand, and any Top Customer/Supplier, on the other hand.

Section 3.14 Labor Matters.

(a) The Business is and has been during the past two years in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, Social Security Benefits, and wages and hours, except for any such in compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)   The Company is not party to or bound by (i) any collective bargaining agreement or other Contract with any labor union, labor organization or works council or any arrangement with an employer organization or (ii) arrangements with a labor union, works council or labor organization. There is no, and since December 31, 2025 there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, work stoppage, or other material labor dispute against or affecting the Business, in each case, pending or, to the Knowledge of the Company, threatened.

Section 3.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i)   all Tax Returns required to be filed by the Company have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii)   all Taxes (whether or not shown as due on Tax Returns) required to be paid by the Company have been paid;

(iii)   there is no material Action with respect to Taxes of the Company that is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years;

(iv) the Company has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(v)   if the Company is required to be registered for any value-added tax (“VAT”) in any jurisdiction, then it is so registered in each applicable jurisdiction and the Company has complied with all Laws and Governmental Orders in respect of any VAT, maintains full and accurate records with respect thereto and has not been subject to any interest, forfeiture, surcharge or penalty or been a member of an affiliated, consolidated or similar group with any other company for purposes of VAT; and

Section 3.16 Real Property.

(a) The Company does not own any real property.

(b)   The Company does not lease any real property.

(c) The Company has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property necessary for the conduct of the Business, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 3.17 Intellectual Property, Privacy and Data Security.

(a) The Company (i) exclusively owns all Owned Intellectual Property and (ii) has valid and enforceable rights (or rights to use) to all other Intellectual Property that is material to the conduct of its Businesses as currently conducted.

(b)   To the Knowledge of the Company, neither the Company nor the conduct of the Business of the Company is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, or has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party during the past two (2) years, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in any manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Except for those that have no Material Adverse Effect on the Company, the Company has in place commercially reasonable measures designed to protect and maintain the confidentiality of all trade secrets and other material confidential information included in the Owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any source code, trade secrets or other material confidential information of the Company, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, on the Company.

(d)   In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in the past two (2) years, to the Knowledge of the Company, in compliance in all material respects with all applicable Laws in relevant jurisdictions. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure and to comply with Data Security Requirements.

(e) The Company has in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. To the Knowledge of the Company, in the past two (2) years there has been no material Security Incident, including that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction or other Processing of any information or data contained or stored therein or transmitted thereby, nor any failures of, the IT Systems that have caused any material disruption or interruption in the use of the IT Systems or the conduct of the Business of the Company, in each case with respect to such failures or continued substandard performance that has not been remedied or remediated without material expense or liability, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is in compliance, and for the past two (2) years have been in compliance, in all material respects with all Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, taken as a whole, to the Knowledge of the Company, there is no current Action pending against the Company, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other Processing of any Personal Information. There has not been any Action during the past two years and there is no Action pending, or, to the Knowledge of the Company, threatened in writing, and the Company has not received any written notice during the past two years, relating to any Security Incident or any non-compliance with any Data Security Requirements, except Actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquisition does not and will not result in any violation or breach by the Company or any liabilities of the Company in connection with, any Data Security Requirements.

Section 3.18 Brokers’ Fees. Except as disclosed in the Company Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Acquisition based upon arrangements made by or on behalf of the Company.

Section 3.19 Related Party Transactions. Except for arm’s length transactions entered into in the ordinary course of business, no Related Party of the Company is presently a party to any material transaction with the Company (other than for services as Company Employees), including any material Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring material payments to or from, any Related Party or, to the Knowledge of the Company, any other Person in which any Related Party has a substantial or material interest in or of which any Related Party is an officer, director, trustee or partner.

Section 3.20 Information Supplied. None of the information supplied or to be supplied by the Company specifically in writing for inclusion in (i) the Form 6-K will, at its filing date and (ii) LAS Form will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of ListCo or its Affiliates.

Section 3.21 Insurance. Except as would not reasonably be expected to be material to the Company, the Company has purchased insurance policies that are mandatorily required to be obtained by the Company pursuant to applicable Law.

Section 3.22 U.S. Business. The Company is not a “U.S. business” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, or any of its implementing regulations (together, the “DPA”). The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the DPA, (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 3.23 No Other Representations. Except as provided in this Article III, none of the Company, or the Company Shareholder, or any other Person has made, or is making, any representation or warranty whatsoever in respect of the Business, or the Company.

Article IV
REPRESENTATIONS AND WARRANTIES OF LISTCO

Except as set forth in the ListCo Disclosure Schedules to this Agreement delivered by the ListCo dated as of the date of this Agreement, or except as set forth in any of ListCo’s SEC Reports filed with or furnished to the SEC prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (excluding any disclosures in any “risk factors” or “forward-looking statements” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), the ListCo represents and warrants to the Company and Company Shareholder as follows, as of the date hereof and as of the date of the Closing:

Section 4.01 Corporate Organization.

(a) Each of ListCo and its Subsidiaries is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. ListCo has made available to the Company true and correct copies of each of the ListCo Organizational Documents and the Organizational Documents of each Subsidiary of ListCo as in effect as of the date hereof. Each of ListCo and each Subsidiary of ListCo is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of ListCo to consummate the Acquisition or otherwise have a Material Adverse Effect.

Section 4.02 Due Authorization.

(a) ListCo has all requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.03 or Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Acquisition. The execution, delivery and performance of this Agreement and such other Ancillary Documents and the consummation of the Acquisition have been duly and validly authorized and approved by the ListCo Board, and no other corporate or equivalent proceeding on the part of ListCo is necessary to authorize this Agreement or such other Ancillary Documents or ListCo’s performance hereunder or thereunder. This Agreement has been, and each Ancillary Document has been or will be (when executed and delivered by ListCo) duly and validly executed and delivered by ListCo and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each Ancillary Document constitutes or will constitute a legal, valid and binding obligation of ListCo, enforceable against ListCo in accordance with its terms.

(b)   At a meeting duly called and held, the ListCo Board has unanimously: (i) approved and declared advisable this Agreement and the other Ancillary Documents and the Acquisition, including the execution, delivery, and performance thereof, and the consummation of the Acquisition contemplated by this Agreement, including the Acquisition and the issuance of the ListCo Ordinary Shares, upon the terms and subject to the conditions set forth herein, and (ii) determined that this Agreement and the Acquisition are in the best interests of ListCo and the ListCo Shareholders.

Section 4.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, the execution, delivery and performance of this Agreement and any other Ancillary Document to which ListCo is a party, and the consummation of the Acquisition do not and will not in any material respect (a) contravene or conflict with or violate any provision of, or result in the breach of, or trigger security holders’ right that have not been duly waived under, the ListCo Organizational Documents or the Organizational Documents of any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law or Governmental Order binding upon or applicable to ListCo or any of its Subsidiaries, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which ListCo or any of its Subsidiaries is a party, or (d) result in the creation or imposition of any Lien upon any of the properties, assets of ListCo or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04 Litigation and Proceedings. Except as set forth on Schedule 4.04, there are no, and during the past two years there have been no, pending or to the Knowledge of ListCo, threatened Actions by or against ListCo or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to result in a Material Adverse Effect on the ListCo. There is no Governmental Order currently imposed upon ListCo or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect on the ListCo. Neither ListCo nor any of its Subsidiaries is a party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in a Material Adverse Effect. To the Knowledge of ListCo, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of ListCo, threatened, in each case regarding any accounting practices of ListCo or any of its Subsidiaries or any malfeasance by any officer or director of ListCo.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement and the Ancillary Documents to which it is or will be a party, no Authorization is required on the part of ListCo with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents by ListCo to which it is or will be a party and the consummation of the Acquisition, except for (i) the filing with the SEC of any documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Acquisition, (ii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents or the Acquisition and (iii) the filing with the SEC of the Proxy Statement in definitive form in accordance with the Exchange Act, and (iv) any consent that may be required by the rules and regulations of the Nasdaq.

Section 4.06 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Acquisition based upon arrangements made by or on behalf of ListCo or any of its Affiliates.

Section 4.07 SEC Reports; Financial Statements.

(a) ListCo has filed all SEC Reports required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including the Form 20-F and other material filings pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company has not provided to the Purchaser any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than (i) with respect to the transactions contemplated by this Agreement, or (ii) pursuant to a non-disclosure or confidentiality agreement signed by the Purchaser. At the time of the respective filings, the Form 20-F’s complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents. As of their respective filing dates, none of the Form 20-F’s contained any untrue statement of a material fact; and none omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 4.08 Compliance with Laws.

(a) Each of ListCo and its Subsidiaries

(i)   is, and since July 31, 2025, has been, in compliance in all material respects with all applicable Laws;

(ii)   has not received any written notice from any Governmental Authority of a material violation of any applicable Law since July 31, 2025;

(iii)   holds, and since July 31, 2025 has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of ListCo and the applicable Subsidiaries (the “ListCo Permits”);

(iv) is, and since July 31, 2025 has been, in compliance with and not in default in any material respect under such ListCo Permits;

in each case except with respect to any Subsidiaries of the ListCo (but not ListCo itself) any non-compliance, notice, default or lack of ListCo Permit that has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Neither of the ListCo nor any of its Subsidiaries, nor to the Knowledge of the ListCo, any Representative acting on behalf of the ListCo or any of its Subsidiaries, is or has been (i) identified on any sanctions-related list of restricted or blocked persons, including the list of Specially Designated Nationals and Blocked Persons maintained by the OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury of the United Kingdom, and the Consolidated List of Persons, Groups, and Entities Subject to EU Sanctions; (ii) organized, resident, or located in any country that is itself the subject of U.S. or applicable non-U.S. economic sanctions; or (iii) owned or controlled by any persons described in clause (i) or (ii).

(c) The ListCo and its Subsidiaries, and, to the Knowledge of the ListCo, the Representatives acting on behalf of the ListCo and its Subsidiaries, are and, in the past two (2) years, have been in material compliance with applicable Laws relating to economic or financial sanctions (including those administered by OFAC, His Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state).

Section 4.09 Nasdaq Listing Compliance. Except as set forth in the ListCo Disclosure Schedules, (i) the ListCo Ordinary Shares are listed on Nasdaq, (ii) ListCo is in compliance in all material respects with all applicable Nasdaq initial and continued-listing requirements, (iii) ListCo has not received any written notice from Nasdaq alleging any material noncompliance with any applicable listing requirement or threatening suspension, delisting or removal of the ListCo Ordinary Shares from Nasdaq, except where such noncompliance has been cured or the applicable notice has otherwise been resolved to the satisfaction of Nasdaq and (iv) there is no pending or, to the Knowledge of ListCo, threatened proceeding, hearing, appeal or other action by Nasdaq relating to any actual or potential suspension, delisting or removal of the ListCo Ordinary Shares from Nasdaq, in each case other than as disclosed in the ListCo Disclosure Schedules.

Section 4.10 Capitalization.

(a) The ListCo is authorized to issue up to 100,000,000,000 ListCo Ordinary Shares and ListCo Preferred Shares.  As of the date of this Agreement, 19,313,373 ListCo Ordinary Shares and 0 ListCo Preferred Shares are issued and outstanding. Except as set forth in Schedule 4.10(a), no other Equity Securities have been issued or are outstanding. All of the issued and outstanding ListCo Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law, and all requirements set forth in (1) the Organizational Documents of ListCo and (2) any other applicable Contracts governing the issuance of such Equity Securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of ListCo or any Contract to which ListCo is a party or otherwise bound, and (iv) to the Knowledge of ListCo, are free and clear of any Liens (other than restrictions arising under applicable Laws, the ListCo Organizational Documents and the Ancillary Documents).

(b)   All of the issued and outstanding shares of Equity Securities of the Subsidiaries of ListCo (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary and (2) any other applicable Contracts governing the issuance of such Equity Securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound, and (iv) to the Knowledge of ListCo, are free and clear of any Liens (other than restrictions arising under applicable Laws, each such Subsidiary’s Organizational Documents and the Ancillary Documents).

(c) Except as set forth on Schedule 4.10(c) or otherwise disclosed in the ListCo Disclosure Schedules, there are no outstanding options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in ListCo. Except as contemplated in this Agreement, as disclosed in the SEC Reports or the Organizational Documents of ListCo, (i) no Person is entitled to any pre-emptive or similar rights to subscribe for Equity Securities of ListCo, and (ii) except as set forth on Schedule 4.10(c), there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require ListCo to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of ListCo. Except as set forth on Schedule 4.10(c), there are no outstanding bonds, debentures, notes or other indebtedness of ListCo or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which ListCo Stockholders may vote. Except as disclosed in the SEC Reports, ListCo is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to ListCo Common Stock or any other Equity Securities of ListCo.

(d)   Schedule 4.10(d) of the ListCo Disclosure Schedule contains a structure chart that depicts or otherwise lists each Subsidiary of ListCo, together with (i) the jurisdiction of organization or formation of each such Subsidiary, and (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary. Neither ListCo nor any of its Subsidiaries owns any Equity Securities in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities of such Person.

(e) The ListCo Ordinary Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien (other than restrictions arising under applicable Laws, the ListCo Organizational Documents and the Ancillary Documents), purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the ListCo Organizational Documents, or any Contract to which ListCo is a party or otherwise bound.

(f)   There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the ListCo and (ii) since July 31, 2025 through the date of this Agreement, the ListCo has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.11 Related Party Transactions. Except for arm’s length transactions entered into in the ordinary course of business, no Related Party of the ListCo is presently a party to any material transaction with the ListCo (other than for services as ListCo Employees).

Section 4.12 Labor Matters.

(a) No ListCo Group Company is party to or bound by any collective bargaining agreement or other arrangements with a labor union, employer organization, works council or labor organization. There is no, and since July 31, 2025 there has been no, material organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, work stoppage, or other material labor dispute against or affecting any ListCo Group Company, in each case, pending or, to the Knowledge of ListCo, threatened.

(b)   Each ListCo Group Company is and has been in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, Social Security Benefits, and wages and hours, except for any non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a ListCo Impairment Effect.

Section 4.13 Investment Company Act. Neither of ListCo nor any of its Subsidiaries is, or immediately following the Closing will be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.14 Nasdaq Listing. As of the date hereof, shares of ListCo Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “AUC.” Except as disclosed in the SEC Reports, ListCo has complied with the applicable listing requirements of the Nasdaq. Except as disclosed in the SEC Reports, ListCo has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of ListCo Ordinary Sharesfrom the Nasdaq or the SEC, and there is no Action pending or, to the Knowledge of ListCo, threatened against ListCo by the Nasdaq or the SEC with respect to any intention by such entity to deregister ListCo Ordinary Shares or terminate the listing of ListCo Ordinary Shares on the Nasdaq. None of ListCo or its Affiliates has taken any action in an attempt to terminate the registration of ListCo Ordinary Shares under the Exchange Act except as contemplated by this Agreement.

Section 4.15 Real Property.

(a) ListCo Group Company does not own any real property.

(b)   ListCo or its applicable Subsidiary, as applicable, has a valid leasehold interest in all real property leased by it (“Leased ListCo Real Property”). All material leases for the Leased ListCo Real Property under which ListCo or its applicable Subsidiary is a lessee (collectively, the “ListCo Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. None of the ListCo Group Companies has received any written notice of any, and to the Knowledge of ListCo there is no, material default under any such ListCo Lease.

(c) Each of ListCo and its Subsidiaries has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property necessary for the conduct of the business of ListCo and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.16 Solvency.

(a) No ListCo Group Company is insolvent under the applicable Laws.

(b)   Except for proceedings in connection thereto, there are no proceedings in relation to any winding up, bankruptcy or other insolvency proceedings concerning any ListCo Group Company and, no events have occurred which, under applicable Laws, would justify such proceedings.

(c) To the Knowledge of ListCo, no steps have been taken to enforce any security over any material assets of any ListCo Group Company and no event has occurred to give the right to enforce such security.

Section 4.17 No Other Representations. Except as provided in this Article IV, none of ListCo nor any other Person has made, or is making any representation or warranty whatsoever in respect of ListCo.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDER

Section 5.01 Access to Information.

Company Shareholder, in making the decision to purchase the applicable Consideration, has, except for the representations made by ListCo hereunder, relied solely upon independent investigations made by it and/or its representatives, if any. Company Shareholder and/or its representatives during the course of this transaction, and prior to the purchase of any applicable Consideration, has had the opportunity to ask questions of and receive answers from the management of ListCo concerning the terms and conditions of the offering of the applicable Consideration and to receive any additional information, documents, records and books relative to its business, assets, financial condition, results of operations and liabilities (contingent or otherwise) of ListCo. Company Shareholder acknowledges that it understands that ListCo publishes periodic reports under the Exchange Act on the website of the SEC, which can be accessed at www.sec.gov. Company Shareholder has read ListCo’s periodic reports available online and acknowledges that such information is sufficient for Company Shareholder to evaluate the risks of investing in the applicable Consideration. Company Shareholder is not relying on any disclosures concerning ListCo made by ListCo or any officer, employee or agent of ListCo, other than those contained in the public reports filed by ListCo with the SEC.

Section 5.02 Sophistication and Knowledge.

Company Shareholder and/or with its representative(s) has such knowledge and experience in financial and business matters that it can represent itself and is capable of evaluating the merits and risks of the purchase of the applicable Consideration. Company Shareholder is not relying on ListCo with respect to the tax and other economic considerations of an investment in the applicable Consideration, and Company Shareholder has relied on the advice of, or has consulted with, only Company Shareholder’ own advisor(s).

Section 5.03 Lack of Liquidity.

Company Shareholder acknowledges that the purchase of the applicable Consideration involves a high degree of risk and further acknowledges that it can bear the economic risk of the purchase of the applicable Consideration, including the total loss of its investment. Company Shareholder has no present need for liquidity in connection with its purchase of the applicable Consideration.

Section 5.04 Authority.

Company Shareholder has the full right and power to enter into and perform pursuant to this Agreement and to make an investment in ListCo, and this Agreement constitutes Company Shareholder’s valid and legally binding obligation, enforceable in accordance with its terms. Company Shareholder is authorized and otherwise duly qualified to purchase and hold the applicable Consideration and to enter into this Agreement.

Section 5.05 Regulation S Exemption

Company Shareholder hereby represents and warrants to, and covenants with, ListCo (which representations, warranties and covenants shall survive the closing of this Agreement) as of the date hereof and as of the Closing Date that:

(a) the entering into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law or regulation applicable to Company Shareholder or of any agreement, written or oral, to which it may be a party or by which it is or may be bound;

(b)   Company Shareholder is a “non-US person” as defined in Regulation S. Company Shareholder further makes the representations and warranties to ListCo set forth on Exhibit B. Company Shareholder is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and Company Shareholder is not a broker-dealer, nor an affiliate of a broker-dealer.

(c) Company Shareholder is acquiring the applicable Consideration for investment purposes for its own account and not with a view to a distribution of all or any part thereof. Company Shareholder is aware that there are legal and practical limits on his or her ability to sell or dispose of the applicable Consideration and therefore, that Company Shareholder must bear the economic risk of its investment for an indefinite period of time. Company Shareholder has adequate means of providing for its current needs and anticipated contingencies and has no need for liquidity of this investment. Company Shareholder’s commitment to illiquid investments is reasonable in relation to its net worth;

(d)   Company Shareholder (i) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the applicable Consideration; and (ii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

(e) no person has made any written or oral representations to any Company Shareholder:

(i)   that any person will resell or repurchase any of the applicable Consideration;

(ii)   that any person will refund or return the Purchased Shares for any of the applicable Consideration; or

(iii)   as to the future price or value of any of the applicable Consideration.

(f)   Company Shareholder acknowledges that the Consideration is not offered to it by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which it was invited by any of the foregoing means of communications.

Section 5.06 Restricted Securities.

(a) Company Shareholder understands that the applicable Consideration have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Company Shareholder’s representations as expressed herein. Company Shareholder understands that the applicable Consideration and there underlying securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Company Shareholder must hold the applicable Consideration indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Company Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the applicable Consideration or the underlying securities, and on requirements relating to ListCo which are outside of Company Shareholder’s control, and which ListCo is under no obligation and may not be able to satisfy. Company Shareholder understands that this offering is not intended to be part of the public offering, and that Company Shareholder will not be able to rely on the protection of Section 11 of the Securities Act.

(b)   Company Shareholder understands that the applicable Consideration and any securities underlying the applicable Consideration must be held indefinitely unless such applicable Consideration (or underlying securities) are registered under the Securities Act or an exemption from registration is available. Company Shareholder acknowledges that it is familiar with Rule 144 and Rule 144A, of the rules and regulations of the SEC, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 and Rule 144A, as applicable, permits resales only under certain circumstances. Company Shareholder understands that to the extent that Rule 144 or Rule 144A is not available, he or she will be unable to sell any applicable Consideration or the securities underlying the applicable Consideration without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(c) Company Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the applicable Consideration.

(d)   Company Shareholder hereby acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable securities laws and regulations, any certificates representing the applicable Consideration and the underlying securities may bear a restrictive legend pursuant to applicable laws and may include language substantially similar to the below:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Article VI
COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as expressly contemplated by this Agreement or any other Ancillary Document, as consented to in writing by ListCo (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable Law, conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement or any other Ancillary Document or as disclosed in the Company Disclosure Schedule, as consented to by ListCo in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not:

(a) amend Company Charter or other Organizational Documents, except as contemplated by the Agreement and the Ancillary Documents;

(b)   liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization, except as contemplated by the Agreement and the Ancillary Documents or any liquidation or dissolution of any dormant Subsidiary;

(c) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company any of its Subsidiaries;

(d)   sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), in each case in an amount exceeding US$1,000,000 and other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of inventory, tangible assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of licenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by the Company or any of its Subsidiaries, or (v) disclosure of any confidential information of the Company to any Person pursuant to valid and enforceable agreements to protect confidentiality;

(e) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Specified Contract;

(f)   directly or indirectly, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case in an amount exceeding US$1,000,000;

(g)   settle any Action if such settlement would require payment by the Company in an amount greater than US$2,000,000;

(h)   other than in the ordinary course of business, (i) incur, create or assume any Indebtedness in an amount exceeding US$3,000,000, other than (x) ordinary course trade payables, or (y) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof, (ii) modify, in any material respect, the terms of any Indebtedness in an amount exceeding US$1,000,000, or (iii) guarantee the obligations of any Person for indebtedness for borrowed money in an amount exceeding US$1,000,000;

(i)   make any loans or advance any money to any Person in an amount exceeding US$1,000,000, except for (i) advances in the ordinary course of business to employees, officers or directors of the Company for expenses, (ii) prepayments and deposits paid to suppliers, consultants and contractors of the Company in the ordinary course of business, (iii) trade credit extended to customers of the Company in the ordinary course of business and (iv) advances or other payments among the Company;

(j)   make any capital expenditures that in the aggregate exceed US$1,000,000, other than any capital expenditure (or series of related capital expenditures) in the ordinary course of business;

(k)   (i) split, combine, subdivide, reclassify or amend any terms of its Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, (ii) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital except in the ordinary course of business;

(l)   make any material change in accounting principles or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries,, other than as may be required by applicable accounting standards or applicable Law

(m) make, change or revoke any material Tax election in a manner inconsistent with past practice; change or revoke any material accounting method with respect to Taxes resulting in a material amount of additional Tax or filing of any amended Tax Return; file any material Tax Return in a manner inconsistent with past practice; settle or compromise any material Tax claim or Tax liability; enter into any material closing agreement with respect to any Tax; defer any material Taxes as a result of a COVID-19 Measure; or surrender any right to claim a material refund of Taxes; or

(n)   enter into any Contract to do any action prohibited under this Section 6.01 above.

(o)   Notwithstanding anything to the contrary contained herein (including this Section 6.01), nothing in this Section 6.01 is intended to give ListCo or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company prior to the Closing, and prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or Company Shareholder by third parties that may be in the Company’s or Company Shareholder’s possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Acquisition, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of the Company or Company Shareholder would result in the loss of attorney-client privilege or other privilege from disclosure (provided that the Company and Company Shareholder will use commercially reasonable efforts to provide any information described in the foregoing clause (b) or (c) in a manner that would not be so prohibited or would not jeopardize privilege), during the Interim Period, the Company and Company Shareholder shall, (x) upon reasonable advance notice from ListCo, afford to ListCo and its Representatives reasonable access to the properties, books, records and appropriate officers of the Company during normal business hours in such manner as to not interfere with the normal operations of the Company a, and (y) use commercially reasonable efforts to furnish ListCo and such Representatives with financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company, in each case of (x) and (y), as ListCo and its Representatives may reasonably request in writing solely for purposes of consummating the Acquisition and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company. All information obtained by ListCo and its Representatives under this Agreement shall be subject to Section 8.07 (Confidentiality; Publicity).

Section 6.03 No Trading. Each of the Company and Company Shareholder acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions Imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and Company Shareholder hereby agrees that it shall not purchase or sell any securities of ListCo in violation of such Laws, or knowingly cause or encourage any Person to purchase or sell any securities of ListCo in violation of such Laws.

Section 6.04 Taxes Relating to the Company Securities. Each of the Company and Company Shareholder acknowledges and agrees that ListCo is not responsible for any and all taxes of any nature that are imposed by applicable Laws on holders of Company Securities in connection with Acquisition.

Section 6.05 Update to Company Disclosure Schedules.

(a) On or prior to the Closing, Company shall have the right to supplement the Company Disclosure Schedules to this Agreement to reflect any and all events, circumstances or changes that arise or become known to Company after the date of this Agreement by delivery to ListCo of one or more supplements (each, a “Company Disclosure Supplement”).

(b)   No Company Disclosure Supplement will be deemed to have amended the Company Disclosure Schedules, to have modified the representations and warranties contained in Article III or to have cured any breach of any representation and warranty caused thereby or resulting therefrom.

Article VII
COVENANTS OF LISTCO

Section 7.01 ListCo Public Filings. During the Interim Period, ListCo shall file with or furnish to the SEC when required by the Federal Securities Laws all reports or information required to be filed with or furnished to the SEC under the Federal Securities Laws and otherwise comply in all material respects with its reporting obligations under the Federal Securities Laws.

Section 7.02 ListCo Listing. During the Interim Period, ListCo shall maintain the listing of the ListCo Ordinary Shares on Nasdaq and shall comply in all material respects with all applicable Nasdaq continued-listing requirements. ListCo shall not take, or knowingly omit to take, any action that would reasonably be expected to result in the suspension, delisting or removal of the ListCo Ordinary Shares from Nasdaq.

ListCo shall promptly, and in any event within one (1) Business Day, notify the Company in writing of (i) any notice, inquiry, deficiency letter or other communication from Nasdaq relating to any actual or potential failure by ListCo to satisfy any applicable initial or continued-listing requirement, (ii) any notice of suspension, delisting or removal from Nasdaq, (iii) any notice relating to ListCo's failure to timely file any report required under the Federal Securities Laws or the Nasdaq rules, and (iv) any hearing, appeal, compliance plan or other proceeding relating to any actual or potential Nasdaq listing deficiency. ListCo shall promptly provide the Company with copies of all material written communications received from Nasdaq relating to any such matter and shall keep the Company reasonably informed regarding the status thereof.

ListCo shall use its reasonable best efforts to cure any actual or potential Nasdaq listing deficiency and to maintain the listing of the ListCo Ordinary Shares on Nasdaq through the Closing Date.

Section 7.03 Update to ListCo Disclosure Schedules.

(a) On or prior to the Closing, ListCo shall have the right to supplement the ListCo Disclosure Schedules to this Agreement to reflect any and all events, circumstances or changes that arise or become known to ListCo after the date of this Agreement by delivery to the Company of one or more supplements (each, a “ListCo Disclosure Supplement”).

(b)   No ListCo Disclosure Supplement will be deemed to have amended the ListCo Disclosure Schedules, to have modified the representations and warranties contained in Article IV or to have cured any breach of any representation and warranty caused thereby or resulting therefrom.

Article VIII
JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) With respect to any requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, ListCo and Company Shareholder shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent under any applicable Laws prescribed or enforceable by any Governmental Authority for the Acquisition and to resolve any objections as may be asserted by any Governmental Authority with respect to the Acquisition; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and Company Shareholder shall promptly furnish to ListCo, and ListCo shall promptly furnish to the Company and Company Shareholder, copies of any notices or communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Acquisition, and each such Party shall permit counsel to the other parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the Acquisition. To the extent not prohibited by Law, each of the Company and Company Shareholder agrees to provide ListCo and its counsel, and ListCo agrees to provide to the Company and Company Shareholder and their counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Acquisition.

(b)   During the Interim Period, ListCo, on the one hand, and the Company and the Company Shareholder, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder proceedings (including derivative claims) relating to this Agreement, Ancillary Documents or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of ListCo, any Subsidiary of ListCo or any of their respective Representatives (in their capacity as a representative of ListCo or any Subsidiary of ListCo) or, in the case of the Company or any of its respective Representatives (in their capacity as a representative of the Company). ListCo and the Company shall each (i) keep the other Party timely informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at such other Party’s own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, in no event shall ListCo (or any of its Representatives) on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(c) Each Party shall otherwise use its reasonable best efforts to cooperate with the other Parties to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to satisfy the conditions to closing set forth in Article IX and to consummate and make effective the Acquisition.

Section 8.02 Form 6-K.

As promptly as practicable (any in any case within four (4) business days) following the Closing, ListCo shall prepare and file a Current Report on Form 6-K (the “Form 6-K”) pursuant to the Exchange Act to report the execution of this Agreement.

Section 8.03 Indemnification.

(a) Indemnification by Company Shareholder. Subject to the other terms and conditions of this Section 8.03, Company Shareholder shall indemnify and defend the ListCo and its Affiliates and their respective Representatives (collectively, the “ListCo Indemnitees”), against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (the “Losses”), incurred or sustained by, or imposed upon, the ListCo Indemnitees based upon, arising out of, with respect to or by reason of:

(i)   any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

(b)   Indemnification by ListCo. Subject to the other terms and conditions of this Section 8.03, ListCo shall indemnify and defend Company Shareholder, its Affiliates and its respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, them based upon, arising out of, with respect to or by reason of:

(i)   any inaccuracy in or breach of any of the representations or warranties of ListCo contained in this Agreement or in any certificate or instrument delivered by or on behalf of ListCo pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)   any breach or non-fulfilment of any covenant, agreement or obligation to be performed by ListCo pursuant to this Agreement.

(c) Certain Limitations. The indemnification provided for Section 8.03 shall be subject to the following limitations/provisions:

(i)   The ListCo Indemnitees right to indemnification pursuant to Section 8.03(b) on account of any Losses shall be reduced by all insurance or other proceeds actually received by the ListCo Indemnitees from third parties to the extent such proceeds are specifically tied to such Losses (net of deductibles and other costs and expenses actually paid to collect any such proceeds).

(ii)   Except in the case of remedies for fraud or equitable relief or the payment of the Consideration, the indemnification provided for in this Section 8.03 shall be the exclusive post-Closing remedy with respect to any and all monetary claims available to any party hereto for any breach of any representation, warranty or covenant contained herein or any certificate delivered hereunder by another party.

(iii)   The representations and warranties set forth under Articles III, IV and V shall survive the Closing for a period of one (1) year.

(d)   For the purposes of this Section 8.03, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) Indemnification Procedures.

(i)   Whenever any indemnification claim shall arise in favor of a Person entitled to indemnification under this Section 8.03 (the “Indemnified Party”), the Indemnified Party shall notify the Person giving the indemnity (“Indemnifying Party”) in writing as soon as reasonably practicable but at least within thirty (30) days of (i) such Indemnified Party receiving actual knowledge of the facts constituting the basis for such indemnification claim, or, (ii) in the case of a third-party claim, receipt of a written third-party assertion of a claim or liability. Failure to send such written notice shall not release the Indemnifying Party from liability hereunder, unless such failure materially prejudices the Indemnifying Party’s defense of the claims that are the subject of the written notice, which notice given by the Indemnified Party will specify the nature, circumstances and amount of such claim and set forth the Indemnified Party’s calculation of the Damages incurred (and, if possible, expected to be incurred) by the applicable Indemnified Party with respect thereto (in each case, estimated, if necessary, and to the extent feasible), and (in the case of any third-party claim) include copies of all notices and documents (including Court papers) received by the Indemnified Party to date relating to the third-party claim (other than those notices and documents separately addressed to the Indemnifying Party).

(ii)   The Indemnifying Party shall have the option to assume the defense of any third-party claim and control the defense, settlement and prosecution of any litigation. Each Indemnified Party shall fully and reasonably cooperate with the Indemnifying Party in any such litigation defense, settlement or prosecution. The Indemnified Party shall have the right to reasonably approve defense counsel selected by the Indemnifying Party. The Indemnified Party shall be entitled to participate in the defense of such Action or claim and employ separate counsel of its choice for such purpose. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action or claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 8.03 for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action, provided, that, if there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived as determined by a court of competent jurisdiction, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each such jurisdiction to the extent such fees and expenses are otherwise indemnifiable hereunder. Anything in this Section 8.03(e)(ii) notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or consent to the entry of any judgment if, pursuant to or as a result of such settlement, compromise or discharge, (i) injunctive or other equitable relief will be imposed against the Indemnified Party or such settlement, compromise or discharge involves any finding or admission of any violation of applicable Law, or (ii) such settlement, compromise, or discharge does not include as an unconditional term thereof a written irrevocable and unconditional release of the Indemnified Party from all liabilities with respect to such matter. All Parties agree to cooperate as reasonably necessary in the defense of such matters, including making available records, information, personnel and testimony, and attending such conferences, discovery proceedings, hearings, trials or appeals relating to such third party claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such third-party claim. Notwithstanding the foregoing, the Representative of the Indemnifying Party, on behalf of the Indemnifying Party, shall, at its election, exclusively control and direct the defense, settlement and prosecution of the matter through attorneys selected by such Representative, provided that such Representative shall keep the Indemnified Party reasonably informed of all material developments that arise in connection with such matter.

(iii)   After the giving of any notice of a claim pursuant to this Section 8.03, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 8.03 shall be determined (i) by the written agreement between ListCo and the Company Shareholder, (ii) a final award under Section 10.06, or (iii) by a final judgment or decree of any Court of competent jurisdiction (each of the foregoing, collectively, a “Final Determination”). The judgment or decree of a Court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(f)   The Parties acknowledge and agree that the indemnification and related provisions in this Section 8.03 shall be the sole and exclusive post-Closing remedy for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement or related to the Transactions.

(g)   Adjustment to Consideration. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated by the Parties as an adjustment to the Consideration for income Tax purposes unless a final determination by a court of competent jurisdiction requires such payment to be treated differently.

(h)   Mitigation, Etc. Notwithstanding anything herein to the contrary, the Parties shall make reasonable efforts to mitigate any Losses in accordance with applicable Law. Upon the payment of any indemnification claim under this Agreement, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any insurer of the Indemnified Party in respect of the Losses to which such payment relates. The Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the foregoing subrogation rights.

Section 8.04 Corporate Approval

(a) The Company and Company Shareholder shall procure and submit to the ListCo, prior to the submission or filing of the Form 6-K and any other corporate authorizations of the Company (including applicable board and/or shareholders resolutions) necessary or advisable for the execution and performance of all the Agreement and Ancillary Documents and their obligations thereunder.

Section 8.05 Exclusivity.

(a) During the Interim Period, the Company or Company Shareholder shall not, and shall cause their Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or would lead to any merger, business combination or other similar transaction involving the Company that precludes or is mutually exclusive with the Acquisition (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that would lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) reflecting any Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Ancillary Documents and the consummation of the Acquisition shall not be deemed a violation of this Section 8.05(a). The Company agrees to promptly notify ListCo if the Company or any of its Representatives receives any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to ListCo in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives to, cease any and all existing negotiations or discussions with any person or group of persons (other than ListCo and its Representatives) regarding an Alternative Transaction Proposal.

(b)   During the Interim Period, ListCo shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or would lead to any merger, business combination or other similar transaction involving any ListCo Group Company that precludes the consummation of the Acquisition (an “Alternative ListCo Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative ListCo Transaction Proposal or that would lead to any such Alternative ListCo Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative ListCo Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Ancillary Documents and the consummation of the Acquisition shall not be deemed a violation of this Section 8.05(b). ListCo agrees to promptly notify the Company if ListCo or any of its Representatives, or Subsidiaries receives any offer or communication in respect of an Alternative ListCo Transaction Proposal, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and ListCo shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding an Alternative ListCo Transaction Proposal.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or the ListCo or their respective boards of directors, acting in their capacity as such, to take any action or refrain from taking any action to the extent the ListCo or the Company and/or their respective boards of directors determine, after consulting with counsel, that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law.

Section 8.06 Tax Matters.

(a) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the Acquisition will be borne by the party responsible therefor under applicable Law.

(b)   Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) (d) All Taxes pertaining to the Company’s operations prior to the Closing shall be the responsibility of Company Shareholder and all Taxes pertaining to the Company’s operations post-Closing shall be the responsibility of ListCo.

Section 8.07 Confidentiality; Publicity.

(a) Each Party agrees that during the Interim Period and for a period of three (3) years after the expiry of the Interim Period, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Confidential Information of any other Party that is disclosed to such Party or its Representatives, and, without the disclosing Party’s prior written consent, will not use such Confidential Information for any purpose, except in connection with the evaluation, negotiation and consummation of the transactions contemplated by this Agreement or any other Ancillary Document, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder (collectively, the “Permitted Purposes”), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Confidential Information, except that each Party may disclose any Confidential Information (i) to its Affiliates, and its and its Affiliates’ respective directors, officers, employees, partners, professional advisors, investors and permitted transferees, in each case on a need-to-know basis only for any of the Permitted Purposes and where such Persons are under appropriate nondisclosure obligations; or (ii) to the extent required by applicable Laws. In the event that a Party or any of its Representatives, during the Interim Period and for a period of three (3) years after the expiry of the Interim Period, becomes legally required to disclose any Confidential Information of any other Party, such Party shall provide the disclosing Party to the extent legally permitted with prompt written notice of such requirement so that the disclosing Party or a Representative thereof may seek, at the disclosing Party’s cost, a protective order or other remedy, and in any event, it shall furnish only that portion of the Confidential Information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information. Notwithstanding the foregoing, each Party and its Representatives shall be permitted to disclose any and all Confidential Information to the extent required by the Federal Securities Laws, the staff of the SEC or the rules of the Nasdaq.

(b)   None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Acquisition, or any matter related to the foregoing, without first obtaining the prior consent of:

(i)   (in the case where ListCo or any of their respective Affiliates proposes to make such public announcement or communication) the Company and Company Shareholder; or

(ii)   (in the case where the Company, Company Shareholder or any of their Affiliates proposes to make such public announcement or communication) ListCo, (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case ListCo, the Company, or Company Shareholder, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make disclosure regarding the status and terms (including price terms) of this Agreement and the Acquisition to their respective Affiliates, Representatives and limited partners or investors in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information strictly confidential; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

(c) Promptly after the execution of this Agreement, ListCo and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Acquisition, the form and substance of which shall be approved in advance by ListCo, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Upon the Closing, the Company shall issue the Closing Press Release.

Article IX

CONDITIONS TO CLOSING OBLIGATIONS

Section 9.01 Conditions to Closing Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Acquisition are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained for the Agreement and the Ancillary Documents and the transactions contemplated therein, and shall remain in full force and effect.

(b)   Nasdaq Listing Application. (i) ListCo shall have remained continuously listed on the Nasdaq and shall not be subject to any pending suspension, delisting determination or unresolved Nasdaq deficiency that would reasonably be expected to result in the suspension, delisting or removal of the ListCo Ordinary Shares from Nasdaq; and (ii) the review of the LAS Form shall have been completed by the Nasdaq and Nasdaq shall not have objected to the ListCo Ordinary Shares issuable hereunder for listing, subject to notice of issuance.

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Acquisition illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Acquisition, or (ii) issued or granted any order that has the effect of making the Acquisition illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Acquisition.

Section 9.02 Additional Conditions to Closin Obligations of ListCo . The obligations of ListCo to consummate, or cause to be consummated, the Acquisition are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by ListCo:

(a) Representations and Warranties.

(i)   Each of the representations and warranties of the Company contained in Section 3.01 (Corporate Organization of the Company), Section 3.03 (Due Authorization), Section 3.04 (No Conflict), Section 3.06 (Capitalization), Section 3.18 (Brokers’ Fees) and (collectively, the “Company Specified Representations”) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)   Each of the representations and warranties of the Company contained in Article III (other than the Company Specified Representations), shall be true and correct as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)   Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to ListCo a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)   No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.

(e) Good Standing. The Company shall have delivered to ListCo good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to conduct business as a foreign corporation or other entity as of the Closing, to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(f)   Lock-Up Agreements. Company Shareholder shall deliver a fully executed Lock-up Agreement to the ListCo.

Section 9.03 Additional Conditions to the Closing Obligations of the Company and the Company Shareholder. The obligations of the Company and Company Shareholder to consummate or cause to be consummated the Acquisition are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a) Representations and Warranties.

(i)   Each of the representations and warranties contained in Section 4.01 (Corporate Organization), Section 4.02 (Due Authorization), Section 4.06 (Brokers Fees), and Section 4.10 (Capitalization) that is (x) qualified by “materiality”, “Material Adverse Effect”, “ListCo Impairment Effect” or any similar limitation (collectively, the “ListCo Specified Representations”), shall be true and correct in all respects, and (y) not qualified by “materiality”, “Material Adverse Effect”, “ListCo Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)   Each of the representations and warranties contained in Article IV (other than the ListCo Specified Representations) shall be true and correct (without giving any effect to any limitation as to “materiality”, Material Adverse Effect, ListCo Impairment Effect or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a ListCo Impairment Effect.

(b)   Agreements and Covenants. The covenants and agreements of the ListCo in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. ListCo shall have delivered to the Company and Company Shareholder a certificate signed by an officer of ListCo, dated the Closing Date, certifying that the conditions specified in Section 9.03(a) to Section 9.03(d) have been fulfilled.

(d)   No ListCo Impairment Effect. Since the date of this Agreement, no ListCo Impairment Effect shall have occurred.

(e) Good Standing Certificates. ListCo shall have delivered to the Company and Company Shareholder good standing certificates (or similar documents applicable for such jurisdictions) of ListCo as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of ListCo urisdiction of organization and from each other jurisdiction in which ListCo is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

Article X

TERMINATION

Section 10.01   Termination. This Agreement may be validly terminated and the Acquisition may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of ListCo and the Company;

(b) by written notice from the Company or ListCo to the other, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Acquisition, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by written notice from ListCo to the Company, if the Company has breached or failed to perform any of its representations, warranties, or covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.01 or Section 9.02 to be satisfied and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the 30th day following receipt of written notice from ListCo of such breach or failure to perform, provided that ListCo shall not have the right to terminate this Agreement pursuant to this Section 10.01(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(d) by written notice from the Company, if ListCo has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.01 or Section 9.03 to be satisfied and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by ListCo before the 30th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by written notice from ListCo to the Company, if the Company fails to obtain the Company Shareholder Approval;

(f) by written notice from ListCo or the Company to the other, if the Closing shall not have been consummated on or prior to the Termination Date; for purposes of this Agreement, “Termination Date” means the date falling thirty (30) days after the date hereof; provided that, if, as of 11:59 p.m. (New York time) on the Termination Date, all conditions set forth in Section 9.01 to Section 9.03 (other than those conditions that by their terms or nature are to be satisfied at the Closing) have been satisfied or waived, other than the conditions set forth in Section 9.01(d), then the Termination Date shall be automatically extended without the need for any action by any person, to the date falling forty-five (45) days after the date hereof; provided, further, that the Termination Date may be extended beyond the date falling forty-five (45) days after the date hereof if expressly so agreed in writing by ListCo and the Company; and provided, further, that (A) ListCo shall not have the right to terminate this Agreement pursuant to Section 10.01(e) if ListCo has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 9.01 or Section 9.03 to be satisfied, and (B) the Company shall not have the right to terminate this Agreement pursuant to Section 10.01(f) if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 9.01(a) or Section 9.02 to be satisfied.

(g) by written notice from the Company to ListCo, if, prior to the Closing, (i) ListCo receives a notice of suspension, delisting or removal of the ListCo Ordinary Shares from Nasdaq, or (ii) ListCo becomes subject to an unresolved Nasdaq deficiency that would reasonably be expected to result in the suspension, delisting or removal of the ListCo Ordinary Shares from Nasdaq.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Article X, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.07 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination), and Article XI and any other Section or Article of this Agreement referenced in the foregoing provisions which are required to survive in order to give appropriate effect to the foregoing provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01   Waiver. At any time and from time to time prior to Closing, ListCo may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the Company; (b) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the Company with any of the agreements or conditions contained herein applicable to such Party. At any time and from time to time prior to Closing, the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of ListCo; (b) waive any inaccuracies in the representations and warranties of ListCo contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by ListCo with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02   Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to ListCo, to:

420 Goddard
Irvine, CA 92618
Attn: Dr. Kamran Khan
E-mail: [*]
Tel: [*]

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC
950 3rd Avenue
19th Floor
New York, NY 10022
Attn: Joan Wu, Esq.
Email: [*]
Phone: [*]

(b)	If to the Company and Company Shareholder, to:

GoldCoin Labs Limited
Intershore Chambers, P.O. Box 4342, Road Town
Tortola, British Virgin Islands
Attn: Brandon Dong
Email: [*]

with a copy (which shall not constitute notice) to:

VCL Law LLP
1945 Old Gallows Road, Suite 260
Vienna, VA 22182
Attn: Fang Liu, Esq.
E-mail: [*]
Phone: [*]

or to such other address or addresses as the Parties may from time to time designate in writing, provided however that any notices sent pursuant to (i) to (iii) shall be accompanied by an electronic mail notice. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03   Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

Section 11.04   Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing, the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 10.15 and Section 10.16.

Section 11.05   Expenses. Each Party hereto shall bear its own expenses incurred in connection with this Agreement and the other Ancillary Documents and the transactions herein and therein contemplated, including all fees of its legal counsel, financial advisers and accountants (such Party’s “Expenses”).

Section 11.06   Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

Section 11.07   Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.08   Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09   Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the other Ancillary Documents, constitute the entire agreement among the Parties relating to the Acquisition and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Acquisition.

Section 11.10   Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 11.11   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12   WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY AGREEMENT OR ANCILLARY DOCUMENT OR THE TRANSACTIONS.

Section 11.13   Equitable Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement or any other Ancillary Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Ancillary Document and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Ancillary Document, and (ii) the right of specific enforcement is an integral part of the Acquisition and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement or any other Ancillary Document in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14   Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Acquisition may only be brought against, the entities that are expressly named as Parties and then only with respect to the obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, ListCo and Company Shareholder under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Acquisition (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15   Non-Survival. Notwithstanding anything herein but without prejudice to the terms otherwise agreed in writing by the applicable parties or otherwise specifically agreed to hereunder, (i) none of the representations, warranties, covenants, obligations or other agreements of a Party contained in this Agreement or in any certificate delivered by a Party pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, (ii) from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Party in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of fraud; and (iii) all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon Closing (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, those covenants and agreements of a Party contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Closing but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing.

Section 11.16   Acknowledgements. Without prejudice to the terms otherwise agreed in writing by the applicable parties, each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) the representations and warranties in Article III constitute the sole and exclusive representations and warranties in respect of the Company; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of ListCo; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of Company Shareholder; (d) except for the representations and warranties referred to in the foregoing clauses (a) to (c), none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Acquisition and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Acquisition, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Acquisition except the representations and warranties in Article III by the Company, the representations and warranties in Article IV by the ListCo, the representations and warranties in Article V by the Company Shareholder. The foregoing does not limit any rights of any Party (or any other Person party to any other Ancillary Documents) pursuant to any other Ancillary Document against any other Party (or any other Person party to any other Ancillary Documents) pursuant to such Ancillary Document to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of fraud committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

ATIF HOLDINGS LIMITED

By:	/s/ Kamran Khan
Name:	Dr. Kamran Khan
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

GOLDCOIN LABS LIMITED

By:	/s/ Hai Bo Dong
Name:	Hai Bo Dong
Title:	Chief Executive Officer

COMPANY SHAREHOLDER:
Metra Investment Holding Limited

By:	/s/ Hai Bo Dong
Name:	Hai Bo Dong
Title:	Chief Executive Officer

EXHIBIT A

Form of Lock-Up Agreement

A-1

EXHIBIT B

NON U.S. PERSON REPRESENTATIONS

The Company Shareholder indicating that it is not a U.S. person, severally and not jointly, further represents and warrants to ListCo as follows:

1.	At the time of (a) the offer by ListCo and (b) the acceptance of the offer by such person or entity, of the Consideration, such person or entity was outside the United States.

2.	Such person or entity is acquiring the Consideration for such Company Shareholder’s own account, not for distribution or resale to others and is not purchasing the Consideration for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

3.	Such person or entity will make all subsequent offers and sales of the Consideration either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such person or entity will not resell the Consideration to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is six months thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

4.	Such person or entity has no present plan or intention to sell the Consideration in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Consideration and is not acting as a Distributor of such securities.

5.	Neither such person or entity, its Affiliates nor any Person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Consideration at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

6.	Such person or entity consents to the placement of a legend on any certificate or other document evidencing the Consideration substantially in the form set forth in the Agreement.

7.	Such person or entity is not acquiring the Consideration in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

8.	Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

B-1

9.	Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Consideration.

10.	Such person or entity understands the various risks of an investment in the Consideration and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Consideration.

11.	Such person or entity has had access to ListCo’s publicly filed reports with the SEC and has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding ListCo that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Consideration.

12.	Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning ListCo and the terms and conditions of the issuance of the Consideration.

13.	Such person or entity is not relying on any representations and warranties concerning ListCo made by ListCo or any officer, employee or agent of ListCo, other than those contained in this Agreement.

14.	Such person or entity will not sell or otherwise transfer the Consideration unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

15.	Such person or entity represents that the address furnished on its signature page to this Agreement is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

16.	Such person or entity understands and acknowledges that the Consideration have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning ListCo that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

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